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                             [SPECIALTY PAPERBOARD LOGO]
                                      SPECIALTY
                                      PAPERBOARD

        Brudies Road P.O. Box 498 Brattleboro, VT 05302 USA Tel: 802/257-0365
                                   Fax:802/257-5900



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FOR IMMEDIATE RELEASE             Contact:          Bruce Moore, Vice President
                                                    and Chief Financial Officer
                                                    or David E. Rousse,
                                                    Vice President Marketing and
                                                    Business Development
                                                    Specialty Paperboard, Inc.
                                                    (800)-451-4378

             SPECIALTY PAPERBOARD ANNOUNCES COMPLETION OF CPG AND ARCON
                                     ACQUISITIONS

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BRATTLEBORO, VERMONT (November 1, 1996)--Specialty Paperboard, Inc.
(NASDAQ/NM:SPBI) announced today the completion of its acquisitions of CUSTOM PAPERS GROUP, INC. and ARCON COATING MILLS, INC., both manufacturers of specialty paper products.

The simultaneous closings on October 31,1996, followed the early termination of the waiting period under the Hart-Scott-Rodino Act (HSR) relating to the CPG acquisition. The HSR waiting period relating to the Arcon acquisition had previously been terminated.

CUSTOM PAPERS GROUP (CPG) is a $95 million wholly-owned subsidiary of CPG Investors Inc. CPG operates five paper mills and manufactures a diverse portfolio of specialty papers for industrial and technical markets, often designing and supplying distinctive products for unique customer applications. The Company is a leader in the supply of filtration products for internal combustion engines, electrical insulating paper used in the manufacture of power distribution transformers, mat boards for picture mounting applications, base paper for industrial abrasive/sanding products, and photographic packaging materials. Its mills are located in Fitchburg, Massachusetts; Warren Glen, New Jersey; Hughesville, New Jersey; Richmond, Virginia; and Rochester, Michigan. These mills were once a part of James River Corporation.

ARCON COATING MILLS is a manufacturer of colored binding and stripping tapes and edge cover materials sold primarily into the office products, checkbook and book binding markets. It has annual revenues of approximately $28 million and has facilities in Oceanside, New York and Springfield, Ohio. On November 1, Specialty Paperboard will sell the small Springfield, Ohio unit of Arcon to local management. Specialty Paperboard supplies some saturated paper base to Arcon from its Endura division. A significant portion of Arcon products are combined with Specialty Paperboard's pressboard cover materials by office products manufacturers.

The two acquisitions were financed through a $100 million offering of ten year non-amortizing senior notes carrying a fixed 9-3/8% interest rate.


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"We are delighted to have completed these two acquisitions essentially as scheduled," said Alex Kwader, President and Chief Executive Officer. "Together, they will effectively double the revenues of our company and provide synergics that will add to our overall profitability. Combining this with our 1994 acquisition of the Endura Products Division of W.R. Grace & Co., we are well along on our growth strategy in specialty fiber based materials. CPG and Arcon bring us several new specialty market niches that complement our base business and help to further insulate us from the cyclical nature of the broader commodity paper industry. We are maintaining in place a strong management team from both Arcon and CPG to help us conduct a seamless integration of these businesses into our structure."

Kwader continues, "We are in the early stages of reorganizing our business into four major operating units: Office Products, Technical Specialty Products, Saturated Specialty Products, and Filtration Products. We will be consolidating at our Brattleboro facility most of the strategic and business responsibilities of this larger enterprise. We are also developing a new corporate identity to be launched early in 1977 to unify our various businesses and better reflect our image as a leading producer of specialty fiber-based materials. These are exciting times for our growing company."

The company is a leading manufacturer of specialty fiber-based materials for demanding industrial and consumer applications. Key products include: pressboard and edge binding tapes used in filing products and report covers for office and school use, filtration materials for car and truck engines, insulation materials for power transformers and printed circuit boards, and saturated base materials for masking tapes and book covers.

SPBI is now on-line! Our address is "http://www.spbi.com".




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